Exhibit 99.1

Molina Healthcare Announces Resignation of Dr. J. Mario Molina from the Board of Directors

LONG BEACH, Calif.--(BUSINESS WIRE)--December 13, 2017--Molina Healthcare, Inc. (NYSE: MOH) today announced that Dr. J. Mario Molina has stepped down from the Molina Healthcare Board of Directors to pursue other opportunities.

“As a natural progression of his involvement in the company for more than 20 years, we understand and respect Dr. Molina’s decision, and we thank him for all of his contributions,” said Dale B. Wolf, Chairman of the Molina Healthcare Board of Directors.

Dr. Molina is the son of Dr. C. David Molina, the late founder of Molina Healthcare. From 1996 to May of 2017, Dr. Mario Molina headed the company as the president and CEO. He also served as a member of the Board of Directors since 1996. Currently, Dr. Molina is the president of Golden Shore Medical Group, which provides comprehensive primary care services through staff model clinics.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 4.5 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue the mission of managing the delivery of high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

CONTACT:
Molina Healthcare, Inc.
Juan José Orellana, 562-435-3666, ext. 111143
Investor Relations
or
Sunny Yu, 562-477-1608
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